===============================================================================
     As filed with the Securities and Exchange Commission on July 13, 1995
                                                    Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BAYPORT RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                    FLORIDA
         (State or other jurisdiction of incorporation or organization)

                                   59-1827599
                    (I.R.S. Employer Identification Number)

                            4000 Hollywood Boulevard
                            Hollywood, Florida 33021
                           Telephone: (305) 967-6700
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                David J. Connor
                            Chief Executive Officer
                         Bayport Restaurant Group, Inc.
                            4000 Hollywood Boulevard
                            Hollywood, Florida 33021
                           Telephone: (305) 967-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Philip B. Schwartz, P.A.
                                Broad and Cassel
                                  Miami Center
                    201 South Biscayne Boulevard, Suite 3000
                              Miami, Florida 33131
                           Telephone: (305) 373-9437

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

===============================================================================

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
                               ------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                                                                       Proposed
                                                                   Amount           Proposed           Maximum          Amount of
     Title of Each Class of Securities Being Registered            Being             Maximum          Aggregate        Registration
                                                                 Registered      Offering Price        Offering            Fee
                                                                                  Per Security          Price

- -----------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                       518,750           $4.375            2,269,531         $782.53
- -----------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee.......................................                                                            $782.53
                                                                                                                          ------
===================================================================================================================================

- ------------------
(1) Estimated solely for the purpose of calculating the registration fee, on the basis of the last sale price of the Common Stock on July 7, 1995.

                                                       (ii)


                                          BAYPORT RESTAURANT GROUP, INC.
                                               CROSS-REFERENCE SHEET

      REGISTRATION STATEMENT                                                    CAPTION OR
      ITEM NUMBER AND CAPTION                                                   LOCATION IN PROSPECTUS
      -----------------------                                                   ----------------------
1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus                                    Front Cover Page

2.    Inside Front and Outside Back Cover Pages
      of Prospectus                                                             Inside Front and Outside Back Cover
                                                                                Pages of Prospectus

3.    Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges                                        Prospectus Summary; Risk Factors

4.    Use of Proceeds                                                           Use of Proceeds

5.    Determination of Offering Price                                           Not Applicable

6.    Dilution                                                                  Not Applicable

7.    Selling Security-Holders                                                  Selling Shareholders; Plan of Distribution

8.    Plan of Distribution                                                      Front Cover Page; Selling Shareholders;
                                                                                Plan of Distribution

9.    Description of Securities to be Registered                                Description of Securities

10.   Interests of Named Experts and Counsel                                    Experts; Legal Matters

11.   Material Changes                                                          Not Applicable

12.   Incorporation of Certain Information by
      Reference                                                                 Incorporation of Certain Documents by
                                                                                Reference

13.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                                                               Not Applicable

                                                       (iii)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   PRELIMINARY PROSPECTUS, DATED JULY 13, 1995

                                 518,750 SHARES

                         BAYPORT RESTAURANT GROUP, INC.

                                  COMMON STOCK

         Bayport Restaurant Group, Inc. (the "Company") hereby registers 518,750 shares (the "Shares") of its common stock, $.001 par value (the "Common Stock") for the account of certain selling shareholders. The Shares are issuable as follows: (i) 437,500 of the Shares are issuable to holders of the Company's Series B and Series C Warrants upon the exercise of those warrants; (ii) 31,250 of the Shares are issuable to Louis Hirsh ("Hirsh") upon the exercise of an outstanding stock option (the "Hirsh Option"); and (iii) 50,000 of the Shares are issuable to Radcliffe & Associates ("Radcliffe") upon the exercise of an outstanding stock option (the "Radcliffe Option"). See "Description of Securities" for a description of the Series B and Series C Warrants, the Hirsh Option and the Radcliffe Option. For all purposes, the Series B and Series C Warrants are sometimes collectively referred to herein as the "Warrants" and the holders of the Warrants, Hirsh and Radcliffe are sometimes collectively referred to herein as the "Selling Shareholders." See "Selling Shareholders."

         The holders of the Shares may sell the Shares registered hereby from time to time in the public market. See "Plan of Distribution." The Company will receive the proceeds from the exercise of the Warrants, the Hirsh Option and the Radcliffe Option, but will not receive any proceeds from the sale by the Selling Shareholders of the Shares. Further, the Selling Shareholders will not bear any of the expenses related to this registration.

         The Common Stock is quoted on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ-NMS") under the symbol "PORT." On July 7, 1995, the last sale price of the Common Stock on the NASDAQ-NMS was $4.375 per share.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is          , 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367; Suite 1400, 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act") with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

         The Company's Common Stock is quoted on the NASDAQ-NMS under the symbol "PORT." All of the reports required to be filed by the Company with NASDAQ and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Reports on Form 10-KSB for the years ended December 26, 1994 and December 27, 1993, (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 27, 1995, and (3) the Company's Proxy Statement, dated April 17, 1995, for its 1995 Annual Meeting of Shareholders. Additionally, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of this offering to which this Prospectus relates, shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to Ruth Stack, Corporate Secretary, at the principal executive offices of the Company at 4000 Hollywood Boulevard, Hollywood, Florida 33021, telephone (305) 967-6700.

                                      (2)

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, THE "COMPANY" REFERS TO BAYPORT RESTAURANT GROUP, INC., A FLORIDA CORPORATION, AND ITS SUBSIDIARIES. UNLESS OTHERWISE SPECIFICALLY INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF ANY OUTSTANDING WARRANTS OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK. UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL REFERENCES HEREIN TO THE COMMON STOCK REFLECT A ONE-FOR-FOUR REVERSE STOCK SPLIT EFFECTED BY THE COMPANY IN RESPECT OF ITS COMMON STOCK ON AUGUST 18, 1993. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

         The Company operates full service "Crab House" seafood restaurants and "Capt. Crab's Take-Away" seafood restaurants. The Company also operates a seafood processing facility that provides the Company's restaurants with crab products and sells crab products on a wholesale basis.

         At present, the Company operates eleven "Crab House" full service seafood restaurants. The Company has leased sites and/or commenced construction on an additional six "Crab House" restaurants, all of which are expected to be opened by the end of 1995. The Company's current expansion plan also calls for the opening of between seven and nine additional "Crab House" restaurants during 1996.

         Of the Company's presently opened "Crab House" restaurants, seven are located in Florida (Miami, Ft. Lauderdale, Boca Raton, Key West, Plantation and Orlando), two are located in the Atlanta, Georgia area, one is located in Myrtle Beach, South Carolina and one is located in Biloxi, Mississippi. Of the five "Crab House" restaurants presently under construction, one is located in Chicago, Illinois, one is located in Aventura, Florida, one is located in Myrtle Beach, South Carolina, one is located in Gulfport, Mississippi and two are located in New York (Manhattan (Chelsea Piers) and Great Neck). Three of the Company's restaurants are or will be located in hotels (Key West, Biloxi, and Gulfport). In these restaurants, in addition to operating the restaurant, the Company also provides hotel food service and banquet operations.

         The Company's "Crab House" restaurants serve a broad selection of crab, shrimp and seafood-entrees. Each restaurant also features a distinctive seafood salad bar. The restaurants range in size from approximately 4,000 square feet to 14,000 square feet and operate in both tourist and convention markets and densely populated areas with upper middle income demographics.

         At present the Company operates four "Capt. Crab's Take-Away" restaurants, three in Florida and one (recently opened) in Landover, Maryland. The Company is presently constructing an additional "Capt. Crab's Take-Away" restaurant in Forrestville, Maryland. This restaurant is expected to open during the second quarter of 1995.

         The Company's "Capt. Crab's Take-Away" restaurants feature garlic crabs, stewed crabs and other seafood entrees served with a selection of side dishes. The facilities each have a drive-thru pick up window. The Florida restaurants are each approximately 1,500 to 2,000 square feet with little or no interior seating. The two Maryland restaurants are approximately 3,000 square feet with interior seating.

         The Company's executive offices are located at 4000 Hollywood Boulevard, Hollywood, Florida 33021. Its telephone number is (305) 967-6700.

                                      (3)

                                USE OF PROCEEDS

         The Company will receive none of the proceeds from sales of the Shares by the Selling Shareholders. Any proceeds received by the Company upon the exercise of the Warrants, the Hirsh Option and/or the Radcliffe Option will be used for working capital. See "Use of Proceeds."

                            COMMON STOCK OUTSTANDING

         As of March 30, 1995, the Company has outstanding 9,474,667 shares of Common Stock and 2,446,249 shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into 1/4 of one share of Common Stock (or into 611,562 shares of Common Stock in the aggregate). Additionally, at that date, there were outstanding options and warrants to purchase 2,446,086 shares of Common Stock (including the Warrants, the Hirsh Option and the Radcliffe Option).

                              PLAN OF DISTRIBUTION

         The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ-NMS, or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

         The Selling Shareholders may also sell such shares pursuant to Rule 144 promulgated under the Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Act.

                                      (4)

                             SUMMARY FINANCIAL DATA

         THE SUMMARY FINANCIAL DATA SET FORTH BELOW IS DERIVED FROM THE AUDITED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS ENDED DECEMBER 1994, 1993 AND 1992, AND UNAUDITED STATEMENTS FOR EACH OF THE THREE MONTHS ENDED MARCH 1995 AND 1994, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. SUCH INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO.

STATEMENT OF INCOME DATA
                                             THREE MONTHS
                                              ENDED MARCH,                           YEARS ENDED DECEMBER,
                                           -----------------                         ---------------------
                                        1995               1994            1994              1993              1992
                                        ----               ----            ----              ----              ----
REVENUES
Restaurant sales                    $10,742,385         $8,297,711      $33,735,307       $23,799,997      $18,240,992
Processing plant sales                1,655,018            711,072        4,511,097         2,625,961        1,859,063
Interest and other                       31,543             88,363          243,740           568,457          732,843
                                    -----------         ----------      -----------       -----------      -----------
    Total Revenues                   12,428,946          9,097,146       38,490,144        26,994,415       20,832,898

COSTS AND EXPENSES
Cost of sales                         3,741,670          2,845,705       12,150,640         8,299,384        6,354,837
Payroll and related expenses          2,442,373          1,945,971        8,269,479         5,997,628        4,619,087
Other operating expenses              1,749,925          1,365,605        5,596,002         4,122,028        3,177,090
Occupancy and related expenses          911,649            673,483        2,739,770         2,096,768        1,589,848
Processing plant cost of sales and
 operating expenses                   1,688,900            688,483        4,444,153         2,625,038        1,820,063
Restaurant opening expenses              99,250             19,096          286,635            80,794           25,000
General and administrative              894,056            830,100        3,381,316         2,295,134        1,930,398
Interest expense                           -                22,904           39,861           212,512          266,795
Net loss on investment securities          -                  -             248,768              -               -
                                    -----------         ----------      -----------       -----------      -----------
  Total costs and expenses           11,527,823          8,391,347       37,156,624        25,729,286       19,783,118

Income from operations                  901,123            705,799        1,333,520         1,265,129        1,049,780

Provision for income taxes             (306,382)          (197,624)        (393,695)            -                -
Minority interest in net
  earnings of subsidiary                  -                  -                -              (121,765)        (175,921)
Cumulative effect of accounting
  change                                   -                  -                -              223,295             -
                                    -----------         ----------      -----------       -----------      -----------
Net earnings                        $   594,741        $   508,175      $   939,825      $  1,366,659      $   873,859
                                     ==========         ==========       ==========       ===========       ==========
Net income per Common Share         $       .06        $       .05      $       .09      $        .18      $       .17
                                     ==========         ==========       ==========       ===========       ==========
Weighted Average Shares
  Outstanding                        10,400,650         10,439,000       10,434,240         7,427,614        5,159,516
                                     ==========         ==========       ==========        ==========      ===========

BALANCE SHEET DATA
                                                    MARCH 27, 1995                      DECEMBER 26, 1994
                                                    --------------                      -----------------
Working capital                                      $3,743,122                            $8,080,942
Current Assets                                        6,977,553                            10,715,075
Total assets                                         27,322,353                            28,526,198
Current liabilities                                   3,234,431                             2,634,133
Long Term Liabilities                                 2,075,161                             4,778,228
Stockholders' equity                                 21,634,329                            21,006,587

                                      (5)

                                  RISK FACTORS

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A DEGREE OF RISK AND SHOULD BE REGARDED AS SPECULATIVE. IT IS IMPOSSIBLE TO FORESEE AND DESCRIBE ALL THE RISKS AND BUSINESS, ECONOMIC AND FINANCIAL FACTORS WHICH MAY AFFECT THE COMPANY. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO MATTERS SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE INVESTING IN THE SECURITIES.

         EXPANSION PLANS. The Company is pursuing an aggressive growth strategy and its success is dependent upon its ability to open and operate new restaurants on a profitable basis, particularly in new markets, and to manage effectively the resulting larger business. In order to meet its expansion goals, the Company must be able to locate and acquire attractive restaurant sites, attract and retain competent personnel and open new restaurants on a timely and cost-efficient basis. There can be no assurance that the Company's expansion program will be successful.

         DEPENDENCE ON SITE SELECTION. The Company believes that site selection is critical to the success of its restaurant expansion plans. There can be no assurance that the Company will be able to locate and acquire attractive sites to meet its expansion goals.

         CAPITAL REQUIREMENTS FOR EXPANSION PROGRAM. To date, the Company's expansion program has been funded from the proceeds of a private placement completed in 1993 and from existing bank lines of credit. The Company believes that it can open all of the restaurants scheduled to be opened during 1995 and several of the restaurants scheduled to be opened during 1996 without additional financing. However, in order to complete its 1996 expansion program, and continue expansion of the Company's restaurant chain during periods beyond 1996, the Company will require additional capital. The Company intends to seek to raise additional capital during the first half of 1996. While the Company anticipates that it will be able to raise the capital required to continue its expansion program during future periods, there can be no assurance of this fact. To date, no commitments for funding have been received by the Company.

         LIMITED NUMBER OF RESTAURANTS IN OPERATION; GEOGRAPHIC CONCENTRATION. There are currently twelve full-service "Crab House" restaurants and four "Capt. Crab's Take-Away" restaurants in operation. Of the existing restaurants, ten are located in Florida. Consequently, the results achieved to date by the Company's restaurants may not be indicative of the prospects or market acceptance of a larger number of restaurants, particularly in wider and more geographically dispersed areas with varied demographic characteristics. In addition, because of the Company's relatively small restaurant base, an unsuccessful new restaurant could have a more significant effect on the Company's results of operations than would be the case in a larger restaurant chain.

         SEAFOOD MENU; UNCERTAINTY OF MARKET ACCEPTANCE. The Company's restaurants have an extensive menu comprised primarily of seafood items. There can be no assurance that the Company's concept will achieve significant market acceptance in new markets. Moreover, a decline in the sale of seafood products due to industry trends, change in consumer preferences, increased prices or other reasons, could adversely impact the Company.

                                      (6)

         COMPETITION IN THE RESTAURANT INDUSTRY. The restaurant industry is highly competitive and the Company competes with numerous other restaurants and food service operations, many of which have greater financial resources and more experienced personnel than the Company and many of which are better established in the markets where the Company's restaurants are to be located. In addition, the restaurant industry can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs and the availability of an adequate number of hourly-paid employees also affect the restaurant industry generally and the Company's restaurants in particular. There can be no assurance that the Company can compete successfully in any given market or overall with its competitors.

         DEPENDENCE UPON KEY AND OTHER PERSONNEL. The success of the Company will be highly dependent on the efforts of its key personnel, including David J. Connor, its Vice Chairman and Chief Executive Officer, and William D. Korenbaum, its President and Chief Operating Officer. In order to implement successfully its proposed expansion and manage anticipated growth, the Company will be dependent upon its ability to retain existing and hire additional qualified personnel. Competition for such personnel is intense and, accordingly, there can be no assurance that the Company will be able to retain or hire necessary personnel. The Company will also be dependent on its ability to hire and train a significant number of hourly employees. While the Company has never experienced a problem in hiring hourly restaurant personnel, there can be no assurance that such a problem will not arise in the future and, in such event, a shortage of hourly restaurant personnel could have an adverse effect on the Company.

         GOVERNMENT REGULATION. The restaurant business is subject to extensive federal, state and local regulation relating to the development and operation of restaurants, including regulations relating to building and zoning requirements, preparation and sale of food, and laws governing the Company's relationship with its employees, including minimum wage requirements, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. The failure to obtain or retain required licenses, or a substantial increase in the minimum wage rate, could adversely affect the operations of the Company's restaurants.

         NO DIVIDENDS ANTICIPATED. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying dividends on its shares in the foreseeable future, inasmuch as it expects to employ all available cash in the growth of its business.

         CERTAIN PROVISIONS IN THE ARTICLES OF INCORPORATION. The Company's Articles of Incorporation include provisions designed to discourage attempts by others to acquire control of the Company without negotiation with the Board, and to attempt to insure that such transactions are on terms favorable to all of the Company's shareholders. For various reasons, however, these provisions may not always be in the best interest of the Company or its shareholders. Further, the Company's By-laws include provisions which are intended to provide for limitation of liabilities of officers and directors in certain circumstances and for indemnification of officers and directors against certain liabilities.

         POTENTIAL FUTURE RULE 144 SALES. There are approximately 1,400,000 shares of "restricted" Common Stock outstanding. Significantly all of these shares may be sold under Rule 144 under the Act.

                                      (7)

Under Rule 144, a person who has held "restricted securities" for a period of two years may sell a limited number of such shares in the public market. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Shareholders. Any net proceeds received by the Company upon the exercise of the Warrants will be used for working capital. See "Description of Securities."

                           DESCRIPTION OF SECURITIES

         The securities being registered for sale in the public market are the shares of Common Stock underlying the Warrants, and the Hirsh Option and the Radcliffe Option. For a description of the method whereby the Selling Shareholders will distribute the Shares in the public market, see "Plan of Distribution."

         The Warrants consist of: (i) the Company's outstanding Series B Warrants (the "B Warrants") to purchase 375,000 shares of Common Stock at an exercise price of $2.00 per share; and (ii) the Company's outstanding Series C Warrants (the "C Warrants") to purchase 62,500 shares of Common Stock at an exercise price of $1.00 per share. The B Warrants and the C Warrants may be exercised at any time on or before January 31, 2002. The B Warrants and the C Warrants were issued in January 1992 to Bayport Partners Limited Partnership ("BPLP") in connection with a series of transactions in which BPLP acquired control of the Company. Effective April 1, 1995, BPLP distributed the Company securities which it owns (shares of Common Stock, B Warrants and C Warrants) to its partners, each of whom is a Selling Shareholder. The shares of Common Stock distributed by BPLP in April 1995 to the Selling Shareholders are not being registered hereby, but may be sold in the public market by the Selling Shareholders under Rule 144 under the Act.

         Other than as set forth above, the B Warrants and the C Warrants have identical terms. The number and kind of securities purchasable upon exercise thereof and the exercise price thereof is subject to adjustment upon the occurrence of certain reclassification, subdivisions and combinations of securities, consolidations and mergers of the Company, sales or other transfers of all or substantially all of the Company's property and dividends or other distributions of shares of Common Stock to holders thereof. In addition, holders thereof have rights to certain additional distributions in the event the Company distributes its assets to holders of its common stock as dividends in liquidation or by way of return of capital or other than out of legally available earnings or surplus.

         The Hirsh Option permits Hirsh to purchase 31,250 shares of Common Stock at an exercise price of $4.72 per share through April 1998.

         The Radcliffe Option permits Radcliffe to purchase 50,000 shares of Common Stock at an exercise price of $1.36 per share through September 1997.

                                      (8)

                              SELLING SHAREHOLDERS

         The following table lists the number of shares of Common Stock being registered in the Registration Statement (of which this Prospectus forms a part) on behalf of each of the Selling Shareholders listed below and the approximate percentage of the shares of Common Stock outstanding (assuming that no outstanding options or warrants (except the Warrants, the Hirsh Option and the Radcliffe Option) has been exercised). None of the Selling Shareholders, other than Albert Clapps, David J. Connor, Arthur H. Kaplan, William D. Korenbaum, Aloysius D. Rossi and Martin Rudolph (who are executive officers and/or directors of the Company) is an affiliate of the Company. Other than with respect to the Selling Shareholders set forth below, the Company is not aware of the ownership of the Company's securities by any of the Selling Shareholders (other than the shares of Common Stock which were distributed to them effective April 1, 1995 by BPLP). See "Description of Securities." Resales or reoffers of the Shares by the Selling Shareholders must be accompanied by a copy of this Prospectus.


                                   SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
NAME                             OWNED BEFORE OFFERING           SHARES OFFERED(2)       OWNED AFTER OFFERING
- ----                             --------------------------      -----------------       -------------------------
                                 NUMBER          PERCENT(1)                              NUMBER            PERCENT
                                 ------          ----------                              ------            -------
Bruce Auerbach                   55,783                   *           5,862                 49,921             *

William and Bella Cohen          83,676                   *           8,794                 74,882             *

Pamela L. Connor                 11,250                   *           5,000                 6,250              *

Dr. Gilbert &
  Joan Grossman                  27,893                   *           2,932                 24,961             *

Internal Medicine -
  Goldstein                      27,893                   *           2,932                 24,961             *

Ismex Bermuda Ltd.               111,948                  *          11,724                 100,224            *

J. Kaplan Associates             83,866                   *           8,794                 75,072             *

Dr. Daniel Mazzocco and
  Dr. Janet Golaszewski          125,511                1.1          13,189                 112,322          1.0

Julius Newman and
  Sandra Schultz-Newman          55,783                   *           5,862                 49,921             *

Jeffrey Orleans                  13,945                   *           1,465                 12,480             *

Xandra and
  Donald Pechence                27,893                   *           2,932                 24,961             *


                                      (9)


                                   SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
NAME                             OWNED BEFORE OFFERING           SHARES OFFERED(2)       OWNED AFTER OFFERING
- ----                             --------------------------      -----------------       -------------------------
                                 NUMBER          PERCENT(1)                              NUMBER            PERCENT
                                 ------          ----------                              ------            -------
Radcliffe & Associates(3)        50,000                   *          50,000                 0                  *

Esther Robinson                  27,893                   *           2,932                 24,961             *

Joseph Robinson                  55,783                   *           5,862                 49,921             *

Rosens Enterprises               55,783                   *           5,862                 49,921             *

David Rossi                      55,783                   *           5,862                 49,921             *

Saltzman Partners                111,566                1.0          11,724                 99,842             *

Nathan Schatz Pension
  Plan                           55,783                   *           5,862                 49,921             *

Herbert Schultz                  27,893                   *           2,932                 24,961             *

Leon and Ruby Shaw               55,783                   *           5,862                 49,921             *

Melvin Smith                     22,048                   *           2,885                 19,163             *

Robert Tunnessen                 27,893                   *           2,932                 24,961             *

Ronald and Sara Lee Wahl         22,048                   *           2,885                 19,163             *

Eugene Wilcox                    27,893                   *           2,932                 24,961             *

David Welsh                      16,875                   *           7,500                 9,375              *

Louis Hirsh(4)                   310,624               2.9%          79,696                 230,928         2.2%

Hirsh Family Trust               295,236               2.8%          62,588                 232,648         2.2%

Aloysius Rossi(5)                142,066               1.3%          21,724                 120,342         1.1%

Albert and Jane Clapps(6)        135,033               1.3%          25,862                 109,171         1.0%

Hickory Road Investment
  Corporation(7)                 78,283                   *          15,862                 62,421             *

David J. Connor(8)               409,687               3.8%          25,000                 384,687         3.6%

William D. Korenbaum(9)          465,000               4.3%          20,000                 445,000         4.1%


                                      (10)


                                   SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
NAME                             OWNED BEFORE OFFERING           SHARES OFFERED(2)       OWNED AFTER OFFERING
- ----                             --------------------------      -----------------       -------------------------
                                 NUMBER          PERCENT(1)                              NUMBER            PERCENT
                                 ------          ----------                              ------            -------
Arthur Kaplan(10)                520,861               4.9%          40,000                 375,773(14)     3.5%

Astor Weiss Kaplan
  and Rosenblum(11)              16,875                   *           7,500                 9,375              *

Arthur Kaplan, as Trustee
  for Alexander Kaplan(12)       39,375                  *           17,500                 21,875             *

Arthur Kaplan, as Trustee
  for Max Kaplan(13)             39,375                  *            17,500                21,875             *
                                                                    --------
                                                                     518,750
                                                                    ========

- ------------------
*Less than 1%.

(1) Based upon 10,086,229 shares outstanding, plus (i) the exercise of all of the Warrants, the Hirsh Option and the Radcliffe Option; and (ii) as to each person, the exercise of other currently exercisable options or options becoming exercisable within the next 60 days.

(2) Consisting of shares of Common Stock issuable upon the exercise of the Warrants and the Hirsh Option. See "Plan of Distribution."

(3)     Comprised of the shares comprising the Radcliffe Option.

(4) Includes 31,250 shares comprising the Hirsh Option. Does not include Company securities owned by the Hirsh Family Trust, an irrevocable trust established by Mr. Hirsh. Mr. Hirsh is not a trustee or beneficiary of the Hirsh Family Trust (although members of his family are beneficiaries of the Trust) and he disclaims any beneficial ownership over the Company securities owned by the Hirsh Family Trust.

(5) Includes 8,000 shares which may be acquired upon the exercise of currently exercisable options or options which will become exercisable within the next 60 days. Does not include 4,500 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof. Mr. Rossi is a director of the Company.

(6) Includes 8,000 shares which may be acquired on the exercise of currently exercisable options. Does not include 4,500 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof. Mr. Clapps is a director of the Company.

(7) Hickory Road Investment Corporation ("Hickory Road") is 50% owned by Martin Rudolph, a director of the Company. Mr. Rudolph is also an officer and director of Hickory Road. Shares

                                      (11)


        beneficially owned by Hickory Road does not include 8,000 shares owned by Mr. Rudolph which may be acquired on the exercise of currently exercisable options or options which become exercisable within 60 days of the date hereof.

(8) Includes 268,750 shares which may be acquired upon the exercise of currently exercisable options. Does not include 400,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof. Mr. Connor is Vice Chairman and Chief Executive Officer of the Company.

(9) Includes 221,250 shares which may be acquired upon the exercise of currently exercisable options. Does not include 360,000 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof. Mr. Korenbaum is President, Chief Operating and Financial Officer of the Company, and a member of the Company's Board of Directors.

(10) Includes: (i) shares beneficially owned by the Hirsh Family Trust (Mr. Kaplan serves as one of three trustees of the Trust and, as such, under federal securities laws shares the power to vote and dispose of the securities held by the Trust. Mr. Kaplan otherwise disclaims beneficial ownership over securities owned by the Trust); (ii) 40,000 shares which may be acquired on the exercise of currently exercisable options or to become exercisable within 60 days after the date hereof; (iii) shares owned by Astor Weiss, Kaplan & Rosenblum; (iv) shares owned by Arthur Kaplan, as Trustee for Alexander Kaplan; and (v) shares owned by Arthur Kaplan, as Trustee for Max Kaplan. Mr. Kaplan may be deemed to be the beneficial owner of the securities described in (iii), (iv) and (v) above by virtue of his power to vote and dispose of these securities. Otherwise, except to the extent of his interest in Astor, Weiss, Kaplan & Rosenblum, Mr. Kaplan disclaims beneficial ownership of all of these securities. Does not include 22,500 shares which may be acquired upon the exercise of options which are not yet exercisable or to become exercisable within 60 days after the date hereof.

(11)    Mr. Kaplan is a partner in Astor, Weiss, Kaplan & Rosenblum.

(12)    Arthur Kaplan disclaims beneficial ownership over these securities.

(13)    Arthur Kaplan disclaims beneficial ownership over these securities.

(14) The amount of "Shares Beneficially Owned After Offering" by Arthur Kaplan assumes each of the entities described in Footnote 10 above has sold all of the Shares each of them is offering hereby.

                                      (12)

                              PLAN OF DISTRIBUTION

        The distribution of the shares of Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on the NASDAQ-NMS (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an Options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent. The Selling Shareholders may also sell such shares pursuant to Rule 144 promulgated under the Act, or may Pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Act.

        Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Act. Furthermore, in the event of a "distribution" of the shares, such Selling Shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act, which Rule would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

        In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

        The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. The proceeds, if any, from the exercise of the Warrants and the Hirsh Option will be received by the Company; no brokerage commissions or discounts will be paid in connection therewith.

                                    EXPERTS

         The financial statements for the fiscal years ending December 1994 and 1993 and for each of the three years in the period ended December 26, 1994 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                      (13)

                                 LEGAL MATTERS

         Broad and Cassel, a partnership including professional associations, has rendered an opinion as to the validity of the shares of Common Stock offered hereby.

                                      (14)

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SALE WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED OR SINCE THE DATE OF THIS PROSPECTUS.

                          ----------------------------


                               TABLE OF CONTENTS
                                                                           PAGE

Available Information.....................................................  2
Incorporation of Certain Documents
 by Reference.............................................................  2
Prospectus Summary........................................................  3
Risk Factors..............................................................  6
Use of Proceeds...........................................................  8
Description of Securities.................................................  8
Selling Shareholders......................................................  9
Plan of Distribution ..................................................... 13
Experts................................................................... 13
Legal Matters............................................................. 14

                                 518,750 SHARES

                         BAYPORT RESTAURANT GROUP, INC.

                                  Common Stock
                          (PAR VALUE $.001 PER SHARE)

                                   ----------
                                   PROSPECTUS
                                   ----------

                                     , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses to be incurred in connection with the Offering:

                                                               AMOUNT*
                                                               -------
        SEC Registration Fee...........................        $ 782.53
        Printing and Engraving ........................        1,000.00
        Legal Fees and Expenses........................       25,000.00
        Accounting Fees and Expenses...................       10,000.00
        Blue Sky Fees and Expenses.....................       10,000.00
        Miscellaneous..................................        3,217.47
                                                             ----------
          Total........................................    $  50,000.00
                                                            ===========

- --------------------
*  Estimated, except SEC Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             As authorized by Section 607.0831 of the Florida Business Corporations Act, directors and officers of the Company are indemnified against liability under certain circumstances. Reference is made to Article VIII of the Company's Articles of Incorporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

             (A)   EXHIBITS

3(i).1 Articles of Incorporation, as amended (previously filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended August 30, 1987 (the "Annual Report") and as Exhibit 2(a) to the Company's Registration Statement on Form S-18, File No. 2-74997-A (the "S-18 Registration Statement")).

3(i).2 Amendment to Articles of Incorporation dated May 31, 1990 (previously filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 (the "1990 Annual Report")).

3(i).3 Amendment to Articles of Incorporation filed with the Department of State, State of Florida on January 30, 1992 (previously filed as
             Exhibit 3(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (the "1991 Annual Report")).

3(i).4 Amendment to Articles of Incorporation filed with the Department of State, State of Florida on July 12, 1993 (previously filed as Exhibit A(1) to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 28, 1993 (the "June 1993 Quarterly Report")).

3(i).5 Amendment to the Company's Articles of Incorporation filed with the Department of State, State of Florida on August 2, 1993 (previously filed as Exhibit A(3) to the June 1993 Quarterly Report).

3(i).6 Amendment to the Company's Articles of Incorporation filed with the Department of State, State of Florida on August 4, 1993 (previously filed as Exhibit A(5) to the June 1993 Quarterly Report and incorporated herein by reference).

3(i).7 Amendment to the Company's Articles of Incorporation designating the rights and preferences of the Class B Shares (incorporated by reference to Exhibit (A)(5) to Form 10-QSB for the Quarter ended June 28, 1993).

3(ii).1 ByLaws, as previously amended, previously filed as Exhibit 3(b) to the Company's Registration Statement on Form S-1, File No. 2-84392 (the "S-1 Registration Statement") and Exhibit 3(d) to the 1990 Annual Report.

3(ii).2 Amendments to ByLaws, previously filed as Exhibit 3(e) to the 1991 Annual Report.

3.(ii).3     Amendment to ByLaws dated August 4, 1993, previously filed as
             Exhibit 3.9 to the Company's Registration Statement on Form S-3, File No. 33-68794 (the "S-3 Registration Statement").

4.1 1985 Incentive Stock Option Plan (previously filed as Exhibit A to the Company's Definitive Proxy Statement dated March 1, 1985,
             File No. 0-10717).

4.2 Form of Series B Warrant and Series C Warrant (previously filed as Exhibits 1.01(d), 1.01(e) and 1.01(f) to Exhibit 1 to Schedule 13D with respect to shares of the Company's Common Stock filed by Bayport Partners Limited Partnership, et al. (the "Schedule 13D")).

4.3          Form of Warrant dated August 19, 1993 issued to Alex. Brown & Co.
             (previously filed as Exhibit 4.4 to the S-3 Registration
             Statement).

4.4 Class B Convertible Stock Purchase Agreement (incorporated by reference to Exhibit A(4) to the June 1993 Quarterly Report).

4.5 Common Stock Purchase Agreement used in connection with the issuance of Common Stock in the Private Placement (incorporated by reference to Exhibit A(6) to the June 1993 Quarterly Report).

4.6 1993 Stock Option Plan (previously filed as Exhibit A(2) to the June 1993 Quarterly Report).

5.1          *Opinion of Broad and Cassel

10.1 *Amended and Restated Employment Agreement, effective as of April 1, 1994 by and between David J. Connor and the Company.

10.2         *Amended and Restated Employment Agreement, effective as of
             April 1, 1995 by and between William D. Korenbaum and the Company.

10.3 Employment Agreement dated as of September 1, 1993 by and between the Company and Dennis Snuszka (previously filed as Exhibit
             10.3 to the Company's Form 10-KSB for the fiscal year ended December 27, 1993 (the "1993 Annual Report")).

10.4 Form of Registration Rights Agreement of January 31, 1992 by and among the Company and BPLP (previously filed as Exhibit 9.01(p) to Exhibit 1 to Schedule 13D).

10.5         Office Lease Agreement and amendments thereto of May 20,
             1991 by and between the Company and Hollywood Corporate Circle Associates (previously filed as Exhibit 10(k) to the 1991 Annual Report) and Office Lease Agreement Addendum dated August 13, 1993. (previously filed as Exhibit 10.6 to the S-3 Registration Statement).

10.6         Third Addendum to Lease, dated November 31, 1994
             (previously filed as Exhibit 10.6 to the Company's Form 10-KSB for the fiscal year ended December 26, 1994 (the "1994 Annual Report").

10.7 Agreement of Sale of January 31, 1992 by and between Fast Food Properties II and Franchise Management Services, Inc. (previously filed as Exhibit 10(l) to the 1991 Annual Report).

10.8         Agreement of Sale of January 31, 1992 by and between Fast
             Food Properties II and the Company (previously filed as Exhibit 10(m) to the 1991 Annual Report).

10.9         Asset Purchase and Sales Agreement dated November 17,
             1992 by and between the Company and Cryotech Industries, Inc. (previously filed as Exhibit 10(p) to the Company's Form 10- KSB for the fiscal year ended December 28, 1993 (the "1993 Annual Report")).

10.10 Shopping Center Lease by and between BDC Center, Inc. and Crab House Seafood Restaurant of Orlando, Inc. dated April 1, 1992 (previously filed as Exhibit 10(q) to the 1993 Annual Report).

10.11 Guaranty by the Company, dated April 1, 1992, of Shopping Center Lease by and between BDC Center, Inc. and Crab House Seafood Restaurant of Orlando II, Inc. (previously filed as Exhibit 10(r) to the 1993 Annual Report).

10.12 Promissory Note issued by the Company, in the principal amount of $1,415,000.00, to Select Properties, dated April 1, 1994 (previously filed as Exhibit 10.12 to the 1994 Annual Report).

10.13 Consulting Agreement by and between the Company and Radcliffe & Associates dated September 8, 1992 (previously filed as Exhibit 10(v) to the 1993 Annual Report).

10.14 Stock option granted by the Company to Radcliffe & Associates dated as of September 9, 1992 (previously filed as Exhibit 10(w) to the 1993 Annual Report).

10.15 Stock Option granted by the Company to Louis Hirsh in connection with a loan to the Company (previously filed as Exhibit 10.16 to the Company's 1993 Annual Report).

10.16 Credit Agreement between the Company and The First National Bank of Boston, as Agent (incorporated by reference from the Company's Current Report on Form 8-K, dated December 14, 1994).

22 Subsidiaries of the Company (previously filed as Exhibit 22 to the S-3 Registration Statement).

23.1         *Consent of Grant Thornton LLP.

23.2         Consent of Broad and Cassel (included as part of Exhibit 5.1).

- --------------------
* Filed herewith.

ITEM 17.  UNDERTAKING.

             (A) The Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

                   (2) For the purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         BAYPORT RESTAURANT GROUP, INC.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, Bayport Restaurant Group, Inc., hereby certifies that it has reasonable grounds to believe that it meets all of the requirements of Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, Florida on the 30th day of June 1995.

                                     BAYPORT RESTAURANT GROUP, INC.

                                     By: /S/ DAVID J. CONNOR
                                         ----------------------------------
                                         David J. Connor, Chairman and
                                         Chief Executive Officer

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David J. Connor with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Bayport Restaurant Group, Inc. and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                  DATE
- ---------                   -----                                  ----

/S/ DAVID J. CONNOR         Chairman and                           June 30, 1995
- -------------------         Chief Executive Officer
    David J. Connor



/S/ WILLIAM D. KORENBAUM    President and Chief Operating and      June 30, 1995
- -------------------------   Financial Officer and Director
    William D. Korenbaum

SIGNATURE                   TITLE                                  DATE
- ---------                   -----                                  ----

/S/ DAVID KIRINCIC          Controller and Chief Accounting        June 30, 1995
- -------------------         Officer
    David Kirincic


/S/ ARTHUR H. KAPLAN        Director                               June 30, 1995
- --------------------
    Arthur H. Kaplan


/S/ ALBERT A. CLAPPS        Director                               June 30, 1995
- ---------------------
    Albert A. Clapps


/S/ ALOYSIUS D. ROSSI       Director                               June 30, 1995
- ----------------------
    Aloysius D. Rossi

                            Director                               June __, 1995
- ---------------------
    Martin Rudolph


/S/ ROBERT STETSON          Director                               June 30, 1995
- ---------------------
    Robert Stetson


/S/ THOMAS R. HITCHNER      Director                               June 30, 1995
- ----------------------
    Thomas R. Hitchner